UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

March 30, 2007

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On April 2, 2005, the Company disclosed in a Form 8-K Report that American Racing and Entertainment, LLC (“American Racing”), a New York limited liability company, completed loan maturity extensions and a partial refinancing of its major debt obligations. The details of the refinancing are as follows:

On May 1, 2006, a subsidiary of American Racing issued two notes: (i) the first in the amount of $24.5 million, payable to Vestin Mortgage, Inc. (“Vestin”); and (ii) the other in the amount of $3,065,784.00, payable to All Capital, LLC (“Capital”). These notes matured on March 31, 2007. The Company agreed to reimburse a guarantor of the notes for 50% of any payments made in accordance with the guaranty. Prior to the refinancing, the amount of this obligation was approximately $13.0 million.

As part of the refinancing, the note owed to Vestin has been extended for one additional year and a $3.0 million principal amount has been paid to Vestin, resulting in a new principal due date of March 31, 2008. In addition, the note to Capital has been repaid in full. The funds for these payments were advanced to American Racing as loans by Southern Tier Acquisition II (“Southern Tier”), a member of American Racing. The full amount ($6,012,684.00) of the loan must be repaid to Southern Tier by the other members of American Racing at their pro rata ownership interest. A failure to reimburse Southern Tier will result in a dilution of the ownership interest of any member of American Racing not contributing their pro rata ownership share.

On March 30, 2006, American Racing obtained a $20.0 million loan from RCG Longview II, LLC (“Longview”). The loan was evidenced by a promissory note from Tioga Downs Racetrack, LLC, a subsidiary of American Racing. The loan is secured by a mortgage on Tioga Downs Racetrack, which is owned by American Racing, as well as an assignment of income and revenue from the property. A principal of Southern Tier guaranteed the principal, interest and other expense payable under the loan documents. Pursuant to the operating agreement of American Racing, the other members of American Racing are required to reimburse the guarantor for any payments the guarantor makes under the loan agreement, in accordance with their pro rata ownership share. The Company’s share of such reimbursement obligation would have been $4,554,000 prior to the restructuring.

On March 30, 2007, after negotiations conducted by Southern Tier, Longview agreed to extend and modify the note and mortgage as follows:
1)	Tioga Downs Racetrack, LLC will pay down the loan by $10.0 million.
2)	The maturity date of the loan will be extended for two years.
3)	A principal owner of Southern Tier and another member of American Racing will provide additional assets and a letter of credit for $5.0 million as security for the loan.

The documentation to evidence the extension and modification are being prepared by lender’s counsel and it is anticipated the same will be executed by the necessary parties on or before April 13, 2007.

As a result of the foregoing, the Company is now a guarantor of $9.9 million and a subsidiary, Nevada Gold NY, Inc. is the guarantor of an additional $2,277,000.00 of the indebtedness of American Racing. This has reduced the Company’s exposure under the guarantees by $5,377,000.

The Company currently owns a 22.77% interest in American Racing and through two (2) wholly owned subsidiaries holds the New York State harness racing licenses and manages the racetrack properties on behalf of American Racing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: April 3, 2007	By:	/s/ James J. Kohn

James J. Kohn Chief Financial Officer